CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the M3Sixty Funds Trust and to the use of our report dated August 31, 2020 on the financial statements and financial highlights of Cognios Large Cap Value Fund and Cognios Market Neutral Large Cap Fund, each a series of shares of beneficial interest in M3Sixty Funds Trust.

BBD, LLP

Philadelphia, Pennsylvania

November 24, 2020